Filed Pursuant to Rule 433

Registration File No. 333-275130

July 28, 2026

KINDER MORGAN, INC.

Pricing Term Sheet

$1,150,000,000 5.550% Senior Notes due 2036

$600,000,000 6.150% Senior Notes due 2056

Issuer:	Kinder Morgan, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1/BBB+/BBB+
Ratings Outlooks (Moody’s / S&P / Fitch)*:	(Stable/Stable/Stable)
Security Type:	Senior Notes
Pricing Date:	July 28, 2026
Settlement Date (T+7):	August 6, 2026
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2027	February 1 and August 1, commencing February 1, 2027
Record Dates:	January 15 and July 15	January 15 and July 15
Maturity Date:	August 1, 2036	August 1, 2056
Principal Amount:	$1,150,000,000	$600,000,000
Benchmark Treasury:	4.375% due May 15, 2036	4.750% due February 15, 2056
Benchmark Treasury Price / Yield:	98-05 / 4.610%	94-21 / 5.102%
Spread to Benchmark Treasury:	+95 bps	+110 bps
Yield to Maturity:	5.560%	6.202%
Interest Rate:	5.550%	6.150%
Price to the Public:	99.925% of the aggregate principal amount	99.297% of the aggregate principal amount

Optional Redemption:	Prior to May 1, 2036 (three months prior to the maturity date of the notes due 2036), in the case of the notes due 2036, and February 1, 2056 (six months prior to the maturity date of the notes due 2056), in the case of the notes due 2056 (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem each series of the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the notes due 2036, and plus 20 basis points, in the case of the notes due 2056, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
CUSIP / ISIN:	49456B BE0 / US49456BBE02	49456B BF7 / US49456BBF76
Joint Book-Running Managers:

BofA Securities, Inc.

CIBC World Markets Corp.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Truist Securities, Inc.

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting BofA Securities, Inc. toll free at (800) 294-1322, CIBC World Markets Corp. toll free at (800) 282-0822, PNC Capital Markets LLC toll free at (855) 881-0697 or by Email at pnccmprospectus@pnc.com, RBC Capital Markets, LLC toll free at (866) 375-6829 or Wells Fargo Securities, LLC toll free at (800) 645-3751.

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